CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2012 RESULTS

Norton, Massachusetts, August 13, 2012. CPS Technologies Corporation (OTCBB:CPSH) today announced revenues of $3.6 million and a net loss of $373 thousand for the quarter ended June 30, 2012. This compares with revenues of $4.8 million and net income of $13 thousand for the quarter ended July 2, 2011.

Revenues for the six months ended June 30, 2012 decreased 33% to $7.2 million from $10.7 million for the corresponding period in 2011. The net loss for the six month period was $907 thousand compared with net income of $29 thousand for the first half of 2011.

Mr. Bennett, CEO, said, “As a component manufacturer, our revenues in the short term are a function of demand for current products; our revenues in the intermediate and long term are a function of demand for current products plus demand generated by new design wins. To paraphrase Charles Dickens, who was referring to a previous European crisis, this year has been “the best of times, the worst of times”. It is the best of times because we have achieved very significant design wins which will generate new demand in the future, including new demand in Q4 of this year and Q1 of next year. These design wins include several baseplates for hybrid automobiles, for example.

It is “the worst of times” because demand for current products, particularly in Europe which accounts for more than half our revenue, has declined throughout the year. None of our European customers have been able to accurately forecast the impact of the Euro crisis on customer demand and all surprises this year have been negative.

Earlier this month we reduced employment in both manufacturing and overhead positions to match our costs to what we believe demand will be for the rest of this year. Our assessment of demand is based primarily on actual demand over the last few months rather than on customer provided forecasts which continue to show higher demand. Manufacturing personnel are currently operating 4 days a week because we believe we will need to respond quickly in Q4 to meet demand from new design wins and this can be done immediately by returning to 5 days a week.

Related to the new design wins, we are also having success in expanding our customer base in Asia and Europe for our AlSiC components and hermetic package product lines. We remain confident and excited about future growth and profitability.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2012 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	--- Quarter Ended ---		--- Six Month Ended ---
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Total Revenues	$3,628,265	$4,841,760	$7,183,041	$10,682,105
Cost of Sales	3,435,286	3,882,344	7,023,902	8,866,629
Gross Margin	192,979	959,416	159,139	1,815,476
Operating Expenses	845,009	927,068	1,653,732	1,744,014
Operating income (loss)	(652,030)	32,348	(1,494,593)	71,462
Interest expense, net	(5,694)	(8,065)	(11,466)	(17,736)
Income (loss) before income taxes	(657,724)	24,283	(1,506,059)	53,726
Income tax expense (benefit)	(285,000)	11,100	(599,000)	24,400
Net income (loss)	$(372,724)	$13,183	$(907,059)	$29,326
Net income (loss) per diluted share	$(0.03)	$0.00	$(0.07)	$0.00
Shares outstanding, diluted	12,869,483	13,229,112	12,867,571	13,204,616

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	--- Quarter Ended ---
	June 30,	Dec 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$374,328	$1,142,429
Accounts receivable, net	1,749,711	3,112,960
Inventories	3,360,415	3,138,617
Prepaid expenses	110,632	152,444
Deferred taxes, current	----	287,056
Total current assets	5,595,086	7,833,506
Property and equipment, net	2,105,865	2,307,045
Deferred taxes, non-current	2,079,817	1,193,761
Total assets	$9,780,768	$11,334,312
Liabilities and Equity
Current liabilities:
Accounts payable	$980,866	$1,463,997
Accrued expenses	512,391	660,031
Capital leases, current	142,348	208,504
Total current liabilities	1,635,605	2,332,532
Capital leases, non-current	127,751	199,738
Total liabilities	1,763,356	2,532,270
Stockholders' equity	8,017,412	8,802,042
Total liabilities and stockholders' equity	$9,780,768	$11,334,312